THE SHARPER IMAGE(R)
650 Davis Street
San Francisco, CA 94111                                   Corporate Headquarters

FOR IMMEDIATE RELEASE
---------------------
August 19, 2004

Contact: Jeff Forgan, Executive Vice President/Chief Financial Officer The Sharper Image
             415/445-1583

        SHARPER IMAGE REPORTS RECORD SECOND QUARTER REVENUE INCREASED
              20 PERCENT, NET EARNINGS OF $0.04 PER DILUTED SHARE,
               PROVIDES GUIDANCE FOR THIRD QUARTER AND FULL YEAR.

      COMPARABLE STORE SALES INCREASED ONE PERCENT, CATALOG SALES INCREASED
              28 PERCENT AND INTERNET SALES INCREASED 14 PERCENT.

         San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported record revenues for the second quarter of its fiscal year ending January 31, 2005. The Company said second quarter total revenues increased 20 percent and second quarter net earnings were $0.04 per diluted share compared with the prior year's $0.05 per diluted share.

Second Quarter Highlights

     o   Total Company revenues increased 20 percent

     o   Total store sales increased 17 percent

     o   Comparable store sales increased one percent

     o Catalog/direct marketing sales, including wholesale, increased 28 percent o Internet sales increased 14 percent

     o   Second quarter earnings of $0.04 per diluted share

         For the three months ended July 31, 2004, total Company revenues increased 20 percent to $149.0 million from last year's second quarter of $124.7 million; the second quarter 2003 increase was 24 percent. Total store sales increased 17 percent to $86.0 million from last year's second quarter of $73.2 million. Comparable store sales increased one percent; the second quarter 2003 comparable store sales increase was 14 percent. Total catalog/direct marketing sales increased 28 percent to $39.0 million from last year's $30.4 million; last year's second quarter increase was 11 percent. Internet sales increased 14 percent to $20.4 million from last year's second quarter $17.9 million; the second quarter 2003 increase was 47 percent. Net earnings were $0.04 per diluted share, or $0.7 million, compared with last year's second quarter earnings of $0.05 per diluted share, or $0.8 million.

Year-to-Date Six-Month Highlights

     o   Total Company revenues increased 27 percent

     o   Total store sales increased 21 percent

     o   Comparable store sales increased four percent

     o   Catalog/direct  marketing  sales,  including  wholesale,  increased  34 percent

     o   Internet sales increased 35 percent

         For the six months ending July 31, 2004, total Company revenues increased 27 percent to $305.4 million from last year's $241.0 million; the 2003 year-to-date increase was 25 percent. Total store sales increased 21 percent to $167.3 million from $138.0 million in the prior year. Comparable store sales increased four percent; the 2003 year-to-date same-store sales increase was 15 percent. Total catalog/direct marketing sales increased 34 percent to $84.1 million from last year's $62.5 million; the 2003 year-to-date increase was 10 percent. Internet sales increased 35 percent to $46.7 million from last year's $34.5 million; the 2003 year-to-date increase was 44 percent. Net earnings of $0.17 per diluted share, or $2.8 million, increased from last year's first six-month earnings of $0.10 per diluted share or $1.5 million.

Operational Discussion

         "While we recorded record revenues in the second quarter, they were below our expectations," said Richard Thalheimer, founder, chairman and chief executive officer. "Total Company second quarter revenues were up 20 percent on top of last year's second quarter 24 percent gain; catalog/direct marketing sales (which includes TV infomercial and wholesale sales) were up 28 percent over last year's 11 percent sales increase; Internet sales were up 14 percent over a huge 47 percent increase during last year's second quarter," noted Mr. Thalheimer. "Retail sales were affected by less than anticipated television infomercial media availability and higher media rates, producing generally lower sales, particularly during the second-half of July's election-related media spending. Gross margin was also adversely impacted by approximately one percentage point by a small sales channel shift this quarter from retail sales to wholesale sales," Mr. Thalheimer stated.

         "In the second quarter we opened ten new stores, increasing the new stores opened fiscal year-to-date to 15. We expect to achieve our goal of 15 to 20 percent new store unit growth, with a plan to open 26 new stores during this fiscal year. We plan to continue with our goal of new store openings of 15 to 20 percent unit growth for the next fiscal year," Mr. Thalheimer further stated. "We continue to have good new product introductions and we are confident of the strength of our multichannel sales strategy.

         "Our guidance for the third quarter is a net loss in the range of $(0.08) to $(0.11) per diluted share. This compares with last year's third quarter earnings of $0.06 per diluted share. This guidance is based on lowering sales for the third quarter relating to softer than expected sales in the first half of August. With the current guidance, it is also prudent to lower our full year earnings per share guidance to $1.65 to $1.69 per diluted share, a decrease from our previous full year guidance of $1.83 to $1.87 per diluted share. This compares to last year's $1.65 per diluted share," Mr. Thalheimer concluded.

Conference Call for Second Quarter's Earnings

         On August 19, 2004, interested parties are invited to listen to a live conference call discussing second quarter results and the outlook for third quarter and fiscal year 2004 at 1:30 PM Pacific, 4:30 PM Eastern time, at www.sharperimage.com, or call 888-211-8104. The conference call may also be accessed from outside the United States at 706-643-0143. To access the conference call from www.sharperimage.com, click on Investor Relations. A replay of the conference call will be available starting at 8:00 PM Eastern time, August 19, 2004, to 12:00 midnight Eastern time, August 25, 2004, by dialing 800-642-1687 and entering code number 9192831. The replay of the conference call for the same period is available outside the United States by calling 706-645-9291 and entering code number 9192831.

         Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant and growing proportion of sales are of proprietary products created by the Company's product development group, Sharper Image Design. The Company's principal selling channels include 164 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog with annual circulation in excess of 85 million; and its primary Website, http://www.sharperimage.com. The Company also sells its products through its own online auction Website and an online Outlet store to help manage refurbished and close-out inventory; both sites are accessed from the home page of sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and for wholesale to selected U.S. and international retailers.

         This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management's beliefs about our future performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forwarding-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under "Factors Affecting Future Operating Results" and include our ability to continue to find or develop and to offer attractive merchandise to our customers, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.

                                                         THE SHARPER IMAGE(R)
                                                    FINANCIAL TABLES (Unaudited)
                                           (Dollars in thousands except per share amounts)

                                                                                                           Trailing Twelve-Months
                                            Three-Months Ended July 31,    Six-Months Ended July 31,          Ended July 31,   (1)
                                            ---------------------------   ---------------------------   ---------------------------
Statements of Operations                        2004           2003    (2)    2004           2003    (2)    2004    (2)    2003  (2)
                                            ------------   ------------   ------------   ------------   ------------   ------------
Revenues                                    $    148,963   $    124,699   $    305,368   $    241,008   $    711,871   $    562,092

Cost of products                                  65,394         53,526        127,831        101,143        303,731        240,504
Buying and occupancy                              16,963         13,174         33,012         26,195         64,735         51,983
Advertising and promotion                         28,755         25,877         65,827         51,442        137,724        107,472
General, selling and administrative               36,768         30,935         74,161         59,835        160,791        131,695
                                            ------------   ------------   ------------   ------------   ------------   ------------

Operating income                                   1,083          1,187          4,537          2,393         44,890         30,438
Other income (expense) -net                           62            182            178            125            110           (171)
                                            ------------   ------------   ------------   ------------   ------------   ------------

Earnings before income tax expense                 1,145          1,369          4,715          2,518         45,000         30,267

Income tax expense                                   469            561          1,933          1,032         18,451         12,406
                                            ------------   ------------   ------------   ------------   ------------   ------------

Net earnings                                $        676   $        808   $      2,782   $      1,486   $     26,549   $     17,861
                                            ============   ============   ============   ============   ============   ============

Net earnings per share - basic              $       0.04   $       0.05   $       0.18   $       0.11   $       1.73   $       1.36
Net earnings per share - diluted            $       0.04   $       0.05   $       0.17   $       0.10   $       1.64   $       1.28

Weighted avg. number of shares - basic        15,636,000     14,673,000     15,566,000     13,725,000     15,360,000     13,122,000
Weighted avg. number of shares - diluted      16,386,000     15,717,000     16,408,000     14,572,000     16,154,000     13,923,000

Stores open                                          164            130



                                                                  July 31,
                                                             -------------------
Balance Sheets                                                 2004       2003
                                                             --------   --------
  Current assets
      Cash, equivalents and investments                      $ 64,114   $ 67,687
      Accounts receivable, net                                 23,039     10,785
      Merchandise inventories                                 102,790     90,361
      Other current assets                                     22,976     19,849
                                                             --------   --------
           Total current assets                               212,919    188,682
  Property and equipment, net                                  85,869     55,564
  Other assets                                                  4,874      2,145
                                                             --------   --------
           Total assets                                      $303,662   $246,391
                                                             ========   ========

  Current liabilities                                        $ 83,792   $ 76,563
  Other liabilities                                            19,778     10,217
                                                             --------   --------
           Total liabilities                                  103,570     86,780
  Stockholders' equity
      Common stock                                                157        150
      Additional paid-in capital                              104,595     90,667
      Retained earnings                                        95,340     68,794
                                                             --------   --------
           Total stockholders' equity                         200,092    159,611
                                                             --------   --------
           Total liabilities and stockholders' equity        $303,662   $246,391
                                                             ========   ========

(1) Trailing twelve-month earnings and weighted average number of shares outstanding are presented for illustrative purposes only.

(2) Includes reclassification of certain revenues and expenses to conform to fiscal 2004 presentation